Exhibit 99.1

CONFIDENTIAL

Project Falcon Press Release

For Immediate Release

Providence Service Corporation Announces Organizational Consolidation to Strengthen Operational Effectiveness

To further strengthen strategic focus and organizational alignment, substantially all holding company activities and functions will be integrated into LogistiCare

STAMFORD, Conn., April 11, 2018 – The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC) today announced an organizational consolidation plan to integrate substantially all activities and functions currently performed at the corporate holding company level into LogistiCare, the Company’s largest subsidiary and the nation’s leader in non-emergency medical transportation. The organizational consolidation will result in a more streamlined company structure with greater operational and strategic alignment and better able to pursue both organic and inorganic growth initiatives. This strategic process is expected to take approximately 12 months to complete, over which time implementation costs will negatively impact earnings. Once completed, the organizational consolidation is expected to generate annual savings of at least $10 million.

LogistiCare will retain its name and continue to be headquartered in Atlanta, GA. The publicly-traded, legal entity, which owns LogistiCare, will continue to be named The Providence Service Corporation and be listed on NASDAQ under the ticker symbol PRSC. As part of the organizational consolidation process, the Company’s current Stamford, CT headquarters and Tucson, AZ satellite office will be closed. Current Providence employees will relocate to Atlanta and become LogistiCare employees or fully transition their roles and responsibilities to current or newly hired LogistiCare employees in Atlanta.

The organizational consolidation process will be led by Carter Pate, Interim Chief Executive Officer. Effective today David Shackelton will assume the newly created role of Chief Transformation Officer, Bill Severance will move from his current position as Chief Accounting Officer to Interim Chief Financial Officer, and Laurence Orton will move from his current position as Corporate Controller and VP Finance to Interim Chief Accounting Officer and SVP Finance. A search process for a permanent Chief Financial Officer, based in Atlanta, has been launched.

“Today’s announcement marks the realization of a detailed review by the Providence Board of Directors on how best to capitalize on the full growth and value creation potential of LogistiCare,” said Chris Shackelton, Chairman of the Providence Board of Directors. “The Board review included a close examination of the Company’s capital allocation and acquisition strategy, as well as the deployment of resources across the current holding company, LogistiCare, and other subsidiaries. The Board determined that a consolidation of the holding company infrastructure into LogistiCare creates an organizational structure with strategic, operational and cultural alignment, led by a single executive leadership team. We believe these actions will drive shareholder value by sharpening our focus on the significant growth opportunities available to our core asset, LogistiCare.”

Mr. Pate stated, “As we have recently discussed, Providence has been increasingly allocating growth capital and strategic resources to LogistiCare. This organizational consolidation reflects our view that the highest returning opportunities will continue to reside within LogistiCare, where we have been actively investing in numerous organic growth and margin enhancement initiatives. We also anticipate that future M&A efforts will be focused on opportunities that are adjacent, complementary and synergistic to LogistiCare. Ultimately, the consolidation of Providence under a unified, streamlined organizational structure is a natural evolution that will ensure more effective management and alignment with our multiple value enhancement strategies.”

Following completion of the organizational consolidation, oversight responsibilities for the Company’s Workforce Development Services segment, which mainly operates under the Ingeus brand, as well as the Company’s investment in Matrix Medical Network, will transition to the LogistiCare executive team.

CONFIDENTIAL

About Providence

The Providence Service Corporation owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States and workforce development services internationally. For more information please visit www.prscholdings.com.

About LogistiCare

LogistiCare, a wholly-owned subsidiary of The Providence Service Corporation, is the nation's largest manager of non-emergency medical transportation programs for state governments and managed care organizations. Its range of services includes call center management, network credentialing, vendor payment management and non-emergency medical transport network formation and management. In 2017, LogistiCare managed over 65 million trips for more than 24 million eligible riders. For more information please visit www.logisticare.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our ability to successful implement and execute on our organizational consolidation plan and other risks detailed in Providence’s flings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

Laurence Orton – Interim Chief Accounting Officer and SVP Finance

(203) 307-2800